UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 13, 2013 (May 10, 2013)

LABSTYLE INNOVATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-186054	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Gibor Sport Tower (29th Floor)

7 Menahem Begin St. Ramat Gan, Israel 52681

(Address of Principal Executive Offices)

(972)-(3)-6222929

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 10, 2013, the Company conducted the final closing of a private placement offering to accredited investors (the “Offering”). In the Offering, an aggregate of 40 units of the Company (the “Units”) were offered and sold for gross proceeds of $10,000,000. Each Unit consisted of 100,000 shares of common stock of the Company (“Common Stock”) and warrants (the “Warrants”) to purchase 50,000 shares of Common Stock. Each Unit was priced at $250,000 per Unit, or $2.50 for one share of Common Stock and 0.5 of a Warrant. The Warrants have an exercise price of $5.00 per share and expire on April 4, 2016. Partial Units were sold in the Offering, and the Units were not issued as separate securities of the Company. In the aggregate, 4,000,000 shares of Common Stock and Warrants to purchase 2,000,000 shares of Common Stock were issued in the Offering. As previously disclosed in a Current Report on Form 8-K filed on April 5, 2013, the Company conducted the initial closing of the Offering on April 5, 2013.

Aegis Capital Corp. (“Aegis”) acted as the placement agent for the Offering, and Aegis utilized the services of FINRA member sub-agents. For services rendered in connection with the Offering, the Company has paid to Aegis or its sub-agents an aggregate cash fee and non-accountable allowance of $950,000 and is obligated to issue to Aegis or its designees warrants (substantially similar to the Warrants, but containing a cashless exercise feature) (the “Placement Agent Warrants”) to purchase an aggregate of 200,000 shares of Common Stock at $2.50 per share and additional warrants to purchase 200,000 shares of Common Stock at $5.00 per share.

The net proceeds to the Company from Offering, after deducting the forgoing fees and other offering expenses, were approximately $8,985,510.

In connection with the Offering, the Company entered into definitive subscription agreements (the “Subscription Agreements”) with 126 accredited investors (the “Investors”). Pursuant to the Subscription Agreements, the Company is required to file, by no later than July 9, 2013, a registration statement with the Securities and Exchange Commission covering the resale by the Investors of the Common Stock and shares of Common Stock underlying the Warrants issued in Offering.  The Company is further required to use commercially reasonable best efforts to cause such registration statement to be declared effective by the 90th day following the date that such registration statement is filed. If such registration statement is not filed or declared effective on or before the required dates, the Company shall pay to each Investor an amount in cash equal to one-half of one percent (0.5%) of such Investor’s investment on every thirty (30) day anniversary of such failure until such failure is cured. The payment amount shall be prorated for partial thirty (30) day periods. The maximum aggregate amount of payments to be made by the Company as the result of such failures shall be an amount equal to six percent (6%) of each Investors investment amount. The Subscription Agreements also contained customary representations, warranties and agreements.

The securities issued in the Offering as described above, including the Common Stock, Warrants, the Placement Agent Warrants and the shares of Common Stock underlying the Warrants and Placement Agent Warrants, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were made pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. Such securities are therefore restricted in accordance with Rule 144 under the Securities Act. The foregoing conclusion is based on the following: (i) the issuances did not involve any public offering, (ii) the Company and the placement agent made no solicitation in connection with the Offering other than communications with the Investors, (iii) the Company obtained representations from the Investors regarding their accredited investor status, investment intent, knowledge and experience, (iv) the Investors either received or had access to adequate information about the Company in order to make informed investment decisions, (v) the Company reasonably believed that the Investors are capable of evaluating the merits and risks of their investment and (vi) the Common Stock, Warrants and the Placement Agent Warrants have been or will be issued with restricted securities legends.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities described herein have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Item 8.01 Other Information

In connection with the closing of the Offering described in Item 1.01 of this Current Report, the Company issued a press release on May 10, 2013. This press release is attached to this Current Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

4.1	Form of Warrant issued to Investors in the Offering.

10.1	Form of Subscription Agreement between the Company and the Investors in the Offering.

99.1	Press release regarding the Offering, dated May 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2013	LABSTYLE INNOVATIONS CORP.

	By:	/s/ Oren Fuerst
Name: Oren Fuerst
Title: Chairman and Chief Executive Officer